Exhibit 99.1

Teknova Reports First Quarter 2024 Financial Results

First quarter 2024 total revenue was $9.3 million, up 2% from prior year

Launch of Build-TekTM Custom Configurator

Company reaffirms 2024 revenue guidance of $35-38 million

HOLLISTER, Calif., May 13, 2024 – Alpha Teknova, Inc. (“Teknova” or the “Company”) (Nasdaq: TKNO), a leading producer of critical reagents for the discovery, development, and commercialization of novel therapies, vaccines, and molecular diagnostics, today announced financial results for the first quarter ended March 31, 2024.

“I am pleased with our performance in the first quarter, “said Stephen Gunstream, President and Chief Executive Officer at Teknova. “Not only did we deliver solid results, but we successfully introduced our latest product innovation – Build-TekTM Solutions – developed specifically to enable scientists to receive multiple discrete buffer formulations in a matter of days for use during early-stage therapy development. We believe this first-of-its-kind, custom solution will enable our customers to focus on advancing science instead of spending their time on buffer production,” he added.

“During the first quarter of 2024, we delivered strong results overall and managed our operating expenses and capital expenditures to our plan. The combination of these results and improved order trends further strengthens our belief in our full-year outlook of $35-38 million of revenue and free cash outflow of less than $18 million,” explained Matt Lowell, Teknova’s Chief Financial Officer.

Corporate and Financial Updates

•
First quarter 2024 total revenue of $9.3 million, up 2% from the first quarter 2023
•
Launched Build-Tek Solutions, an online custom configurator that supports the fast turnaround of multiple, discrete buffer formulations for use during early-stage research and design of experiments (DOE)
•
Introduced the latest product in our proprietary AAV-TekTM Solutions product line – the AAV-Tek AAV Stabilizer – a novel, multi-purpose solution that increases capsid yield up to 50% while safeguarding product integrity across the AAV purification workflow
•
Cash position of $21.6 million and gross debt of $12.1 million at the end of the first quarter 2024

Revenue for the First Quarter

	For the Three Months Ended March 31,
(Dollars in thousands)	2024	2023
Lab Essentials	$7,266	$7,257
Clinical Solutions	1,718	1,609
Other	306	255
Total revenue	$9,290	$9,121

First Quarter 2024 Financial Results

Total revenue for the first quarter 2024 was $9.3 million, up 2% compared to $9.1 million in the first quarter 2023. Lab Essentials revenue was $7.3 million in the first quarter 2024, flat compared to $7.3 million in the first quarter 2023. Clinical Solutions revenue was $1.7 million in the first quarter 2024, up 7% compared to $1.6 million in the first quarter 2023.

Gross profit for the first quarter 2024 was $2.2 million, compared to $2.4 million in the first quarter 2023. Gross margin for the first quarter 2024 was 23.8%, compared to 26.6% in the first quarter 2023. The decrease in gross profit percentage was driven primarily by increased overhead costs, largely depreciation expense, following the completion of our new manufacturing facility in mid-2023, partially offset by reduced headcount.

Operating expenses for the first quarter 2024 were $10.2 million, compared to $11.4 million in the first quarter 2023. Excluding the non-recurring charges recorded in the first quarter of 2024 and 2023 of $1.3 million and $0.7 million, respectively, each related to a reduction in workforce, operating expenses were down $1.7 million. The decrease was driven primarily by reduced headcount and spending, in particular in professional fees.

Net loss for the first quarter 2024 was $8.1 million, or negative $0.20 per diluted share, compared to $8.8 million, or negative $0.31 per diluted share, for the first quarter 2023.

Adjusted EBITDA for the first quarter 2024 was negative $3.8 million, compared to negative $6.1 million for the first quarter 2023. Free Cash Flow was negative $6.7 million for the first quarter 2024, compared to negative $12.0 million for the first quarter 2023. A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Reiterates 2024 Outlook

Teknova is reiterating its fiscal 2024 outlook for revenue and free cash outflow. The Company continues to anticipate total revenue of $35 million to $38 million for the fiscal year ending December 31, 2024 (“2024”), which assumes roughly 10% growth in Lab Essentials and the remaining revenue from Clinical Solutions. The Company also continues to anticipate free cash outflow of less than $18 million for 2024.

Upcoming Investor Conference Attendance

William Blair 44th Annual Growth Stock Conference

Chicago, Illinois, from

June 4 - 6, 2024

Conference Call and Webcast

Teknova will host a webcast and conference call on Monday, May 13, 2024, beginning at 5:00 p.m. ET. To access the live webcast, listeners can log onto the call from the Investor Relations section of the Teknova website or by using this link. If you would like to participate in the call, please register for the webcast here to receive a unique PIN number and dial-in information. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Teknova

Teknova makes solutions possible. Since 1996, Teknova has been innovating the manufacture of critical reagents for the life sciences industry to accelerate the discovery and development of novel therapies that will help people live longer, healthier lives. We offer fully customizable solutions for every stage of the workflow, supporting industry leaders in cell and gene therapy, molecular diagnostics, and synthetic biology. Our fast turnaround of high-quality agar plates, microbial culture media, buffers, reagents, and water helps our customers scale seamlessly from RUO to GMP. Headquartered in Hollister, California, with over 200,000 square feet of state-of-the-art facilities, Teknova’s modular manufacturing platform was designed by our team of scientists, engineers, and quality control experts to efficiently produce the foundational ingredients for the discovery and commercialization of novel therapies.

Non-GAAP Financial Measures

This press release contains financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Teknova uses the following non-GAAP financial measures in assessing the performance of its business and the effectiveness of its business strategies: (a) Adjusted EBITDA and (b) Free Cash Flow.

Teknova defines Adjusted EBITDA as net loss adjusted for interest income (expense), net, provision for (benefit from) income taxes, depreciation expense, amortization of intangible assets, and stock-based compensation expense. Adjusted EBITDA reflects further adjustments to eliminate the impact of certain items, including certain non-cash and other items that Teknova does not consider representative of its ongoing operating performance.

Teknova defines Free Cash Flow as cash used in operating activities plus purchases of property, plant, and equipment.

Teknova provides Adjusted EBITDA and Free Cash Flow in this press release because Teknova believes that analysts, investors, and other interested parties frequently use these measures to evaluate companies in Teknova’s industry and that such measures facilitate comparisons on a consistent basis across reporting periods. Teknova also believes such measures are helpful in highlighting trends in Teknova’s operating results because they exclude items that are not indicative of Teknova’s core operating performance. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by Teknova may be different from the non-GAAP financial measures used by other companies.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to Teknova’s anticipated total revenue, including our expectations for 2024 revenue and free cash outflow guidance, expected growth in Lab Essentials and Clinical Solutions, and other statements about Teknova’s business prospects, including about the Company’s profitability, strategy of managing operating expenses, and long-term growth strategy. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Teknova’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, demand for Teknova’s products (including the potential delay to or pausing of customer orders); Teknova’s assessment of fundamental indicators of future demand across its target customer base; Teknova’s cash flows and revenue growth rate; Teknova’s supply chain, sourcing, manufacturing, and warehousing; inventory management; risks related to global economic and marketplace uncertainties, including those related to the conflicts in Ukraine and the Middle East; reliance on a limited number of customers for a high percentage of Teknova’s revenue; potential acquisitions and integration of other companies; and other factors discussed in the “Risk Factors” section of Teknova’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in Teknova’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although Teknova believes that the expectations reflected in its forward-looking statements are reasonable, Teknova does not know whether its expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by Teknova on its website or otherwise. Teknova does not undertake any obligation to update, amend, or clarify these forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Investor Contact Media Contact

Matt Lowell Jennifer Henry

Chief Financial Officer Senior Vice President, Marketing

matt.lowell@teknova.com jenn.henry@teknova.com

+1 831-637-1100 +1 831-313-1259

ALPHA TEKNOVA, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2024	2023
Revenue	$9,290	$9,121
Cost of sales	7,081	6,698
Gross profit	2,209	2,423
Operating expenses:
Research and development	860	1,395
Sales and marketing	1,667	2,343
General and administrative	7,381	7,345
Amortization of intangible assets	287	286
Total operating expenses	10,195	11,369
Loss from operations	(7,986)	(8,946)
Other (expenses) income, net
Interest (expense) income, net	(145)	93
Other income, net	—	18
Total other (expenses) income, net	(145)	111
Loss before income taxes	(8,131)	(8,835)
Benefit from income taxes	(34)	(18)
Net loss	$(8,097)	$(8,817)
Net loss per share—basic and diluted	$(0.20)	$(0.31)
Weighted average shares used in computing net loss per share—basic and diluted	40,804,885	28,181,457

ALPHA TEKNOVA, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	As of March 31,	As of December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$21,596	$28,484
Accounts receivable, net	4,560	3,948
Inventories, net	11,207	11,594
Prepaid expenses and other current assets	1,460	1,634
Total current assets	38,823	45,660
Property, plant, and equipment, net	48,907	50,364
Operating right-of-use lease assets	17,400	16,472
Intangible assets, net	13,952	14,239
Other non-current assets	1,735	1,852
Total assets	$120,817	$128,587
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,543	$1,493
Accrued liabilities	3,574	5,579
Current portion of operating lease liabilities	1,922	1,803
Total current liabilities	7,039	8,875
Deferred tax liabilities	884	919
Other accrued liabilities	78	102
Long-term debt, net	13,178	13,251
Long-term operating lease liabilities	16,260	15,404
Total liabilities	37,439	38,551
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	183,261	181,822
Accumulated deficit	(99,883)	(91,786)
Total stockholders’ equity	83,378	90,036
Total liabilities and stockholders’ equity	$120,817	$128,587

ALPHA TEKNOVA, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2024	2023
Operating activities:
Net loss	$(8,097)	$(8,817)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	7	2
Inventory reserve	(91)	(144)
Depreciation and amortization	1,636	1,130
Stock-based compensation	1,307	1,010
Deferred taxes	(35)	(19)
Amortization of debt financing costs	84	90
Non-cash lease expense	47	47
Loss on disposal of property, plant, and equipment	49	—
Changes in operating assets and liabilities:
Accounts receivable	(619)	(518)
Inventories	478	240
Prepaid expenses and other current assets	174	271
Other non-current assets	117	102
Accounts payable	133	(386)
Accrued liabilities	(1,724)	(670)
Other	(24)	(22)
Cash used in operating activities	(6,558)	(7,684)
Investing activities:
Proceeds from sale of property, plant, and equipment	125	—
Purchases of property, plant, and equipment	(112)	(4,312)
Cash provided by (used in) investing activities	13	(4,312)
Financing activities:
Proceeds from equity financing, net	(37)	—
Repayment of financed insurance premiums	(306)	—
Payment of at-the-market facility costs	—	(34)
Proceeds from exercise of stock options	—	9
Cash used in financing activities	(343)	(25)
Change in cash and cash equivalents	(6,888)	(12,021)
Cash and cash equivalents at beginning of period	28,484	42,236
Cash and cash equivalents at end of period	$21,596	$30,215

ALPHA TEKNOVA, INC.

Reconciliation of Non-GAAP Measures to the Most Comparable GAAP Measures

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2024	2023
Net loss – as reported	$(8,097)	$(8,817)
Add back:
Interest (expense) income, net	(145)	93
Benefit from income taxes	(34)	(18)
Depreciation expense	1,349	844
Amortization of intangible assets	287	286
EBITDA	$(6,350)	$(7,798)
Other and non-recurring expenses:
Stock-based compensation expense	1,307	1,010
Severance pay and other termination benefits	1,287	725
Adjusted EBITDA	$(3,756)	$(6,063)

	For the Three Months Ended March 31,
	2024	2023
Cash used in operating activities	$(6,558)	$(7,684)
Purchases of property, plant, and equipment	(112)	(4,312)
Free Cash Flow	$(6,670)	$(11,996)